AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2003
                                                REGISTRATION NO. _______________




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            DIAMOND POWERSPORTS, INC.
                          ---------------------------
             (Exact name of Registrant as specified in its charter)

          Florida                                           65-0419601
       -------------                                        ----------
(State or other jurisdiction of                           (IRS Employer
incorporation or organization)                          identification No.)

                          5150 N.W. 109th Avenue, Ste 4
                          -----------------------------
                             Sunrise, Florida 33351
          (Address of Principal Executive Offices, including ZIP Code)


                   2003 Non-Qualified Stock Compensation Plan
                            (Full title of the plan)

                                Kimler, Lewis S
                                ---------------
                           6950 Cypress Rd, Suite 209
                              Plantation, FL 33317
                    (Name and address of agent for service)

                                 (954) 749-8606
                                 --------------
          (Telephone number, including area code, of agent for service)

                             Harold H. Martin, Esq.
                      Law Offices Of Harold H. Martin, P.A.
                        21311 Catawba Avenue, Suite 300,
                        Cornelius, North Carolina 28031
                        --------------------------------
                            (All Communications To)

                        CALCULATION OF REGISTRATION FEE


TITLE OF                             PROPOSED       PROPOSED
SECURITIES           AMOUNT OF       MAXIMUM        MAXIMUM       AMOUNT OF
TO BE                  SHARES        OFFERING       AGGREGATE     REGISTRATION
REGISTERED        TO BE REGISTERED   PRICE PER      OFFERING      FEE
                                     SHARE          PRICE(1)
----------        ----------------   ---------      ---------     ------------

$.001 par
value
common stock      500,000            $.27 (1)       $135,000      $10.92

$.001 par value
common stock
underlying
stock options     250,000            $.30(2)        $ 75,000      $ 6.07

TOTALS            750,000                           $210,000      $16.99



(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of December 17, 2003.

(2) Includes 250,000 options to purchase common stock at $.30. This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated at the price at which the option may be exercised.




                                   PROSPECTUS

                            Diamond Powersports, Inc.

                         750,000 Shares of Common Stock

     This prospectus relates to the offer and sale by Diamond Powersports, Inc., a Florida corporation, of 750,000 shares of its $.001 par value per share common stock to employees, directors, officers, consultants, advisors and other persons associated with Diamond Powersports, Inc. pursuant to the 2003 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan, Diamond Powersports, Inc. is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 500,000 shares of common stock and 250,000 options to purchase shares of common stock, for a total registration and issuance of 750,000 shares of common stock.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Diamond Powersports, Inc. within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Approximately 75% of the common stock and options for sale will be offered for sale to "affiliates" of Diamond Powersports, Inc. An affiliate is summarily, any director, executive officer or controlling shareholder of Diamond Powersports, Inc. or any one of its subsidiaries. An "affiliate" of Diamond Powersports, Inc. is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The common stock is traded on the OTC Bulletin Board under the symbol "DPWS."


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 19, 2003

     This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by Diamond Powersports, Inc. with the Commission are qualified in their entirety by reference thereto.

     A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Diamond Powersports,
Inc., 5150 N.W. 109th Ave., Ste. 4, Sunrise, Florida  33351.   Diamond
Powersports, Inc.'s telephone number is (954) 749-8606.

     Diamond Powersports, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements and other information filed by Diamond Powersports, Inc. under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington
D.C. 20549.   In addition, the Commission maintains a World Wide Website on the
Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

     No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Diamond Powersports, Inc. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Diamond Powersports, Inc. since the date hereof.


                                TABLE OF CONTENTS

INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS                              6

Item  1.  The  Plan  Information                                                        6

Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information             9

INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT                                10

Item  3.  Incorporation  of  Documents  by  Reference                                  10

Item  4.  Description  of  Securities                                                  10

Item  5.  Interests  of  Named  Experts  and  Counsel                                  10

Item  6.  Indemnification  of  Officers,  Directors, Employees and Agents              11

Item  7.  Exemption  from  Registration  Claimed                                       11

Item  8.  Exhibits                                                                     11

Item  9.  Undertakings                                                                 12

SIGNATURES                                                                             14

EXHIBIT  INDEX                                                                         15






                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS

ITEM 1.  THE PLAN INFORMATION.

THE  COMPANY

     Diamond Powersports, Inc. has its principal executive offices at 5150 N.W. 109th Ave., Ste. 4, Sunrise, Florida 33351. Diamond Powersports, Inc.'s telephone number is (954) 749-8606.

PURPOSE

     Diamond Powersports, Inc. will issue common stock and award options to employees, directors, officers, consultants, advisors and other persons associated with Diamond Powersports, Inc. pursuant to the Stock Plan, which has been approved by the Board of Directors of Diamond Powersports, Inc. The Stock Plan is intended to provide a method whereby Diamond Powersports, Inc. may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in Diamond Powersports, Inc.'s business and future prosperity, thereby advancing the interests of Diamond Powersports, Inc. and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON  STOCK  AND  OPTIONS

     The Board has authorized the issuance of 500,000 shares of the common stock and 250,000 options to purchase the common stock at $.30 per share to certain of the above-mentioned persons upon effectiveness of this registration statement.

NO  RESTRICTIONS  ON  TRANSFER

     Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock. Recipients of options will become the record and beneficial owner of said options and have the right to exercise them at a price of $.30 per share and receive the underlying shares of common stock.

TAX  TREATMENT  TO  THE  RECIPIENTS

     The common stock and options are not qualified under Section 401(a) of the Internal Revenue Code. A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares and options are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares and the options on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. Each recipient is urged to consult his tax advisors on this matter.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Diamond Powersports, Inc. for federal income tax purposes in the taxable year of Diamond Powersports, Inc. during which the recipient recognizes income.

RESTRICTIONS  ON  RESALE

     In the event that an affiliate of Diamond Powersports, Inc. acquires shares of common stock or options hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Diamond Powersports, Inc. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. Diamond Powersports, Inc. has agreed that for the purpose of any "profit" computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Diamond Powersports, Inc., 5150 N.W. 109th Ave., Ste. 4, Sunrise, Florida 33351, where its telephone number is (954) 749-8606.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Diamond Powersports, Inc., a Florida corporation (the "Company"), are incorporated herein by reference:

a. The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission;

b. The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2002; and

c. All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The financial statements of Diamond Powersports, Inc. are incorporated by reference in this prospectus as of and for the year ended December 31, 2002 and have been audited by Perrella & Associates, P. A., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

     The Law Offices of Harold H. Martin, P.A. has rendered an opinion on the validity of the securities being registered. Neither Mr. Martin nor The Law Offices of Harold H. Martin, P.A. is an affiliate of Diamond Powersports, Inc.

ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS.

     Under Florida law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A true and correct copy of Section 850 (1) of Chapter 607 of the Florida Statutes, that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

     Article IX of the Articles of Incorporation of Diamond Powersports, Inc. provides that the corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     The effect of indemnification may be to limit the rights of Diamond Powersports, Inc. and its stockholders (through stockholders' derivative suits on behalf of Diamond Powersports, Inc.) to recover monetary damages and expenses against a director for breach of fiduciary duty.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not  applicable.

ItEM 8.  EXHIBITS.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit  No.   Title
------------   -----

5.1            Legal opinion of The Law Offices of Harold H. Martin, P.A.

10.1           2003 Non-Qualified Stock Compensation Plan

23.1           Consent of The Law Offices of Harold H. Martin, P.A.

23.2           Consent of Perrella & Associates, P. A.

99.1 Section 850(1) of Chapter 607 of the Florida Statutes addressing indemnification.


ITEM 9.  UNDERTAKINGS.     The  undersigned  registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  include  any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Sunrise, State of Florida, on December 19, 2003.



                                                    Diamond Powersports, Inc.
                                                   (Registrant)


                                                    /s/  Pierre  Elliott
                                                    --------------------
                                                    Pierre  Elliott
                                                    President  &  CEO



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



SIGNATURES                           TITLE                         DATE

/s/ Pierre Elliott                   President & CEO, Director     December 19, 2003
------------------
Pierre Elliott

/s/ Lisa Elliott                     Chief Financial Officer,      December 19, 2003
----------------                     Director
Lisa Elliott

/s/ Alan Lichtman                    Director                      December 19, 2003
-----------------
Alan Lichtman

/s/ David Lewis                      Director                      December 19, 2003
---------------
David Lewis



                                INDEX TO EXHIBITS

Exhibit  No.   Title
------------   -----

5.1            Legal opinion of The Law Offices of Harold H. Martin, P.A.

10.1           2003 Non-Qualified Stock Compensation Plan

23.1           Consent of The Law Offices of Harold H. Martin, P.A.

23.2           Consent of Perrella & Associates, P. A.

99.1 Section 850(1) of Chapter 607 of the Florida Statutes addressing indemnification.